NOWAUTO GROUP, INC. ANNOUNCES FISCAL 2009 RESULTS.

Managing in Troubled Times

Tempe, Ariz., October 16, 2009. NowAuto Group, Inc. (NAUG:BB and NWAU.PK) today announced results for its fiscal year ended June 30, 2009. The Company reported revenue of $5.4 million and a net loss of $0.24 per diluted share versus revenue of approximately $4.5 million and a net loss of $0.21 per diluted share in the prior fiscal year. The increase in revenue in fiscal 2009 was due to improved sales. Gross margin increased during fiscal 2008 to 45% up from 42% (restated) in the prior year as a result of the new enterprise system that is more efficient at capturing cost and incorporating them in the sales price.

Contract receivables, including deferred revenue from lease contracts, increased 27% from the prior year.

Construction is the largest industry in the Phoenix area. The crisis in the financial and mortgage industries has hit construction especially hard. As a result, the Company’s Bad Debt expense increased 36% from fiscal 2008. Administrative costs increased because of increase in staff, additional costs due to the new system, and an increase in health care benefits.

“The present condition of the sub-prime and below sub-prime market has continued to impact our industry and our company” said CEO Scott Miller. “While our emphasis is always on collections, our challenge in the current environment is to maximize sales while aggressively work with our customer to maintain active contracts. New finance programs and changes in marketing and advertising yielded positive sales results this fiscal year. Nevertheless, we expect a difficult environment for the foreseeable future. Our commitment to customers and shareholders alike remains; NowAuto will do whatever it can to maintain productive contracts without placing imprudent demands on our customers” Miller said.

“As previously announced, there have been unexpected changes in auditor. This has posed some significant challenges for us”, said Faith Forbis, CFO.  “However, the filing of this report marks the successful end of the audit. We look forward to working with the new audit firm of Semple, Marchal, and Cooper.”

“At the end of September, the Corporate office and Service Department relocated to the same facility. This new location significantly expands the Service Department, makes it more efficient, and gives Officers better oversight of operations” said Chief Operating Officer Tino Valenzuela.

About NowAuto Group, Inc.

NowAuto Group, Inc. operates three buy-here-pay-here used vehicle dealerships in Arizona. The Company manages all of its installment finance contracts and purchases installment finance contracts from a select number of other independent used vehicle dealerships. Through its subsidiary, NavicomGPS, Inc. the company markets GPS tracking devices, primarily to independent used vehicle dealerships.

Note to Investors

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding NowAuto Group, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such forward-looking statements.

NowAuto Group, Inc. assumes no obligation to update the information contained in this press release. NowAuto Group, Inc.’s forward-looking statements in this press release and future results may be materially impacted by any number of factors, any or all of which could have a negative impact on sales, operating results, financial and budgetary constraints. NowAuto Group, Inc.’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company’s Form-QSBs and its Annual Report on Form 10-K. The statements made herein are independent statements of NowAuto Group, Inc. The inclusion, if any, of any third parties does not represent an endorsement of any NowAuto Group, Inc. products or services by any such third party.

For further information contact NowAuto Group, Inc. or visit the Company’s Web site at www.nowauto.com.

Contact:

NowAuto Group, Inc.
(602) 431-0015
ir@nowauto.com

Source: NowAuto Group, Inc.